Exhibit 99.1

CONTACT:                        FOR IMMEDIATE RELEASE
Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President & Treasurer
(203) 661-1926, ext. 6619

BLYTH, INC. REPORTS 1st QUARTER 2013 SALES AND EARNINGS
Full Year EPS Guidance Lower Due To Reduced Sales Expectations

GREENWICH, CT, USA, May 8, 2013: Blyth, Inc. (NYSE: BTH), a direct to consumer company and leading designer and marketer of health and wellness products, candles and accessories for the home sold through the direct selling and direct marketing channels, today reported sales and earnings for the first quarter of 2013. Net sales for the three months ended March 31, 2013 decreased approximately 14% to $233.1 million from $270.2 million for the comparable prior year period, primarily due to lower sales at ViSalus and, to a lesser extent, at PartyLite, while Miles Kimball reported a sales improvement.

Blyth’s operating profit for the first quarter was $6.0 million this year versus $19.2 million last year, largely driven by the decline in sales. Last year includes a ViSalus Equity Incentive Plan (EIP) charge of $2.9 million related to the EIP that was terminated in January 2013 and PartyLite restructuring charges of $1.1 million. Excluding the impact of these charges, Blyth’s operating profit would have been $23.2 million last year versus $6.0 million this year.

Commenting on the first quarter sales results, Robert B. Goergen, Chairman and Chief Executive Officer noted, “After spectacular growth in 2012, sales at ViSalus, which was named 2012’s fastest growing direct selling company with sales over $100 million by Direct Selling News, have moderated. However, this is a significant business in North America and we believe that as we develop new products to offer our customers it will continue to offer a compelling business opportunity for its Promoters. Moreover, we believe that ViSalus has substantial growth potential outside North America, and opening new markets will in turn benefit ViSalus’s North American Promoters given their networks in other countries.”

Reflecting on the year-to-year operating profit trend, Mr. Goergen added,

“Over the past 12 months, we aggressively caught up in the infrastructure investments and enhancements at ViSalus needed to support a business of its size, as well as position it to implement its global growth initiatives. While we will see the full year cost impact of these investments in 2013, ViSalus is a profitable business, even as its infrastructure spending is more in line with a business of its size and as it positions itself for international expansion.”

Net Earnings attributable to Blyth, Inc. for the first quarter were $2.6 million compared to $7.5 million for the prior year. Diluted Earnings Per Share attributed to Blyth, Inc. for the first quarter were $0.16 this year compared to $0.43 last year. Last year’s Diluted Earnings Per Share include a ViSalus EIP charge of $0.07, PartyLite restructuring charges of $0.04 and a gain of $0.01 from discontinued operations. Excluding these unusual items and discontinued operations, Normalized Earnings Per Share for the first quarter were $0.53 last year versus $0.16 this year.

During the first quarter, the Company repurchased 594,582 shares, or approximately 3.6% of its 16.6 million shares outstanding at year-end. The Company has 1.0 million shares remaining in its existing repurchase authorization.

2013 First Quarter Segment Performance

In the Health & Wellness segment, first quarter net sales decreased 24% to $104.3 million versus $136.7 million for the same period last year, largely reflecting the reduction in Promoter counts in Canada and, to a lesser extent, in the U.S. At the end of the first quarter, qualified independent North American Promoters totaled more than 70,000 versus more than 92,000 Promoters at the end of the prior year’s first quarter. Health & Wellness first quarter segment operating profit was $4.2 million this year versus $18.6 million last year. Excluding the EIP charge of $2.9 million last year, and allocated corporate expenses of $2.2 million this year and $3.3 million last year, first quarter operating profit for ViSalus was $6.4 million this year versus $24.8 million in the first quarter of 2012. The decrease in ViSalus’s operating profit was due primarily to the sales reduction and the significant increase in infrastructure, including staffing, an expanded call center, enhanced information technology systems, the investment in global expansion and expanded leased office space necessary to support the North American business.

Ryan Blair, Chief Executive Officer of ViSalus noted that, “The first quarter was a period of refocusing on new customer acquisition after 2012’s tremendous promoter growth.  ViSalus experienced a sales decline, largely reflecting fewer qualified Promoters and a commensurate reduction in sales. We also incurred higher operating expenses reflecting the additional staff and facilities costs as compared to the first quarter of last year.  Going forward, we are committed to building our Promoter base, which is key to our model, expanding our product offerings and entering markets outside of North America, as we bring our Body By Vi Challenge™ to the U.K. in the second quarter.”

Candles & Home Décor sales were $91.0 million in the first quarter, versus $99.8 million for the same period last year, a decline of 9%. This decline reflects the lower levels of sales Consultants in many of our larger, more mature markets. PartyLite’s European sales during the quarter declined 4% in local currency, or 3% in U.S. dollars. PartyLite’s European active independent sales Consultants totaled over 27,000 at the end of the first quarter versus approximately 30,000 last year. PartyLite’s U.S. sales declined 21% versus the prior year period. Active U.S. independent sales Consultants totaled over 12,000 at the end of the first quarter versus approximately 15,000 last year. At PartyLite Canada, sales declined 14% in local currency and 15% in U.S. dollars during the quarter, with active independent sales Consultants numbering over 3,000 versus approximately 4,000 last year.

First quarter operating profit for the Candles & Home Décor segment was $3.4 million versus $2.1 million in last year’s first quarter. Excluding allocated corporate expenses of $1.6 million this year versus $2.4 million last year, as well as a restructuring charge last year of $1.1 million, PartyLite’s operating profit was $5.0 million this year versus $5.6 million last year. The continued favorable impact of restructuring and cost savings initiatives nearly offset the sales decline.

Commenting on the performance of the Candles & Home Décor segment, Robert B. Goergen, Jr., Chief Operating Officer of Blyth and President, PartyLite Worldwide said, “Despite the moderating year-over-year sales decline, PartyLite’s operating profit benefited from last year’s cost reductions as well as tightly managed promotional spending, with its overall operating margin improving nearly 100 basis points in the quarter. New technology tools to enhance Consultant satisfaction and retain the customer’s interest, in order to drive up repurchase rates, are a major management focus as we implement programs to effect a sales turnaround.”

In the Catalog & Internet segment, first quarter net sales increased 12% to $37.8 million versus $33.8 million last year due to improved customer response, increases in catalog circulation and the introduction of the Miles Kimball credit program. In addition, strong sales of health and wellness products continue to achieve double-digit growth. First quarter operating loss in this segment was $1.6 million both this year and last year. Excluding allocated corporate expenses of $0.4 million this year and $0.5 million last year, Miles Kimball’s operating loss was $1.2 million this year versus a loss of $1.1 million last year. Flat operating loss year-over-year reflects higher promotional spending and credit related expenses in 2013’s first quarter.

The sum of the individual and segment amounts may not equal the reported totals for the quarter and full year for Blyth overall due to rounding.

The summary reconciliation of unaudited Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share presented in the attached table and the discussion of segment operating profit excluding certain items are included as additional references to assist investors in analyzing the Company's performance and should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

2013 Earnings Guidance Update

The Company also commented on its outlook for the year ending December 31, 2013. Diluted Earnings Per Share attributable to Blyth, Inc. are expected to be $1.30 - $1.45 compared to prior guidance of $1.70 - $1.85, primarily driven by the decline in ViSalus’s sales projections and the full year impact of its investment spending on the lower sales base. Cash flow from operations for 2013 is expected to be approximately $75 million and capital spending is anticipated to be approximately $19 million.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on the direct selling and direct marketing channels. It designs and markets health and wellness products, candles and accessories for the home through the direct selling channel, utilizing both the network marketing and home party plan methods. The Company also designs and markets household convenience items and personalized gifts through the catalog/Internet channel. Its products are sold direct to the consumer under the ViSalus®, PartyLite® and Two Sisters Gourmet by PartyLite® brands and to consumers in the catalog/Internet channel under the Miles Kimball®, Walter Drake®, Easy Comforts®, As We Change® and Exposures® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not assurances of future performance and can be identified by the fact that they do not relate to statements of historical or current facts. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events or performance and underlying assumptions. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words of similar substance in connection with discussions of future operating or financial performance. We have prepared our outlook for 2013 based on our current estimate of the accounting charge from the anticipated adoption by ViSalus of its management incentive plan, but that charge will not be finalized until ViSalus implements the plan. Accordingly, the amount of that charge may be materially more or less than we have currently estimated, which would impact our outlook for 2013, perhaps materially. Examples of forward-looking statements in this press release include, among others, statements regarding the adaptability of ViSalus’s business model in international markets, ViSalus’s international growth potential and plans to expand internationally, ViSalus’s plans to expand its product offerings, PartyLite’s strategies to effect a sales turnaround, our guidance relating to earnings per share for 2013, and anticipated cash flow from operations and capital expenditures in 2013.

The Company’s forward-looking statements are based on management’s current beliefs, expectations and assumptions regarding the future of the Company’s business, strategies, plans and performance, the economy and other future conditions and future events, circumstances and results. Because forward-looking statements relate to the future, they are inherently susceptible to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside our control, especially when made early in the fiscal year when it is inherently difficult to forecast financial results for the full year. Our actual results and financial condition could differ materially from those expressed or implied in our forward-looking statements. Important factors that could cause our actual results to differ materially from the forward-looking statements include, (i) our ability to respond appropriately to changing consumer preferences and demand for our current and new products or product enhancements; (ii) our dependence on sales by independent promoters and consultants and our ability to recruit, retain and motivate them; (iii) the loss of a leading promoter or consultant, together with his or her associated sales organization, or the loss of a significant number of promoters or consultants for any reason; (iv) the attractiveness of ViSalus’s and PartyLite’s compensation plans among their current and prospective promoters and consultants; (v) our ability to retain our existing customers or attract new customers; (vi) our ability to influence or control our promoters and consultants; (vii) federal, state and foreign regulations applicable to our products (including advertising and labeling), promotional programs and compensation plans; (viii) adverse publicity associated with our products, ingredients, promoters, consultants, programs or business models, or those of similar companies; (ix) product liability and health-related claims; (x) competition; (xi) a downturn in the economy; (xii) our ability to grow our business in our existing markets and open new markets, including risks in our international operations; (xiii) legal actions by or against our promoters and consultants; (xiv) our reliance on independent third parties for the manufacture and supply of many of our products; (xv) our ability to manufacture candles at required levels of quantity and quality; (xvi) disruptions to transportation channels; (xvii) shortages or increases in the cost of raw materials; (xviii) ViSalus’s obligation, which we have guaranteed, to redeem its preferred stock in December 2017; (xix) our dependence on key employees; (xx) certain taxes or assessments relating to the activities of our promoters and consultants for which we may be held responsible; (xxi) our reliance on third parties to plan many of our events; (xxii) our ability to identify suitable acquisition candidates, complete acquisitions on terms favorable to us and successfully integrate acquired operations; (xxiii) the covenants in the indenture that will govern our new Senior Notes due 2017 may limit our operating and financial flexibility; (xxiv) turmoil in the financial markets could increase our borrowing costs or impede access to or increase our cost of financing; (xxv) our ability to protect our intellectual property; (xxvi) interruptions in our information-technology systems; (xxvii) information security or data breaches; (xxviii) our ability to successfully adapt to and integrate mobile devices; (xxix) credit card and debit card fraud; (xxx) our storage of user and employee data; (xxxi) changes in our effective tax rate; (xxxii) fluctuations in our periodic results of operations; (xxxiii) increased mailing and shipping costs; (xxxiv) Miles Kimball’s credit program; (xxxv) speculative trading and volatility in our stock price; (xxxvi)the failure of securities or industry analysts to publish research or reports about our business, or the publication of negative reports about our business; and (xxxvii) our compliance with the Sarbanes-Oxley Act of 2002, as well as other factors described in this press release and in the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 and other filings with the Securities and Exchange Commission.

For the reasons set forth above, investors should not place undue reliance on forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made, even if subsequently made available by us on our website or otherwise. We do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances or new information that exists after the day on which they are made, except as provided by law.

###

BLYTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2013	2012

Net sales	$233,094	$270,213
Cost of goods sold	80,018	89,034
Gross profit	153,076	181,179
Selling	103,113	120,869
Administrative and other expense	43,986	38,190
ViSalus equity incentive plan	-	2,921
Total operating expense	147,099	161,980
Operating profit	5,977	19,199

Other expense (income):
Interest expense	1,134	1,442
Interest income	(275)	(443)
Foreign exchange and other, net	(553)	(603)
Total other expense	306	396

Earnings from continuing operations before income taxes and noncontrolling interest	5,671	18,803
Income tax expense	2,218	7,891
Earnings from continuing operations	3,453	10,912

Earnings from discontinued operations, net of income tax expense of $151	-	280
Net earnings	3,453	11,192
Less: Net earnings attributable to the noncontrolling interests	857	3,713
Net earnings attributable to Blyth, Inc.	2,596	7,479

Basic:
Net earnings from continuing operations	$0.16	$0.42
Net earnings from discontinued operations	-	0.02
Net earnings attributable per share of Blyth, Inc.	$0.16	$0.44
Weighted average number of shares outstanding	16,589	17,130

Diluted:
Net earnings from continuing operations	$0.16	$0.42
Net earnings from discontinued operations	-	0.01
Net earnings attributable per share of Blyth, Inc.	$0.16	$0.43
Weighted average number of shares outstanding	16,632	17,248

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2013	March 31, 2012
Assets
Cash and Cash Equivalents	$97,051	$156,058
Short Term Investments	28,994	52,571
Accounts Receivable, Net	11,303	8,656
Inventories	84,224	102,381
Property, Plant & Equipment, Net	97,059	82,445
Other Assets	73,414	96,775
Discontinued operations	-	18,110
	$392,045	$516,996

Liabilities and Stockholders' Equity
Bank and Other Debt	$6,239	$6,832
Bond Debt	71,769	92,393
Other Liabilities	265,846	253,461
Equity	48,191	164,310
	$392,045	$516,996

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss)Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2013		March 31, 2012
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings	$2,596	$0.16	$9,164	$0.53

Non-GAAP Adjustments:

ViSalus Equity Incentive Plan	-	-	(1,222)	(0.070)

Restructuring charges (1)	-	-	(743)	(0.040)

Income from discontinued operations, net of income taxes (2)	-	-	280	0.01

GAAP Net earnings attributable to Blyth, Inc.	$2,596	$0.16	$7,479	$0.43

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Restructuring charges represent costs associated with the realignment of the PartyLite North American distribution center.

(2) Amounts in 2012 discontinued operations represent net earnings from Sterno sold in October 2012.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.

10